VirtualScopics, Inc.
2010 Annual Meeting Script
Corporate Presentation

Slides 1-5 – Proxy solicitation

MARKIN:

Slide 6

Before we begin the business review I’d like to recognize members of the VirtualScopics management team who are in attendance today.  These are the key leaders of the company who are working every day to progress the company forward.  While it would take too long to identify them by name I would ask you to feel free to talk with them after the meeting.  I should also note many of them are shareholders as well.

Slide 7

As you might imagine I get asked to talk about the company in many different settings.  It can be with a new or existing client, an industry setting, a forum within the company, or in this case with our shareholders.  The individual messages although somewhat different when weaved together builds a very compelling story of who we are as a company and the important work we are doing to help our clients bring their therapies to market.  As such I thought discussing the company from the perspective of these key publics would be a good way to share with you the tremendous progress we are making as an organization.

These important publics range from the Pharmaceutical and Medical Device industry,   to our clients and competitors, the company itself, as well as our community, employees and of course our shareholders.  I will touch on each of these areas during the presentation this morning.

     I would ask that you hold any questions you have until the end of our prepared remarks.

The first area I will touch on is our role within the Pharmaceutical industry and the services we provide.

Slide 8

The ultimate goal of our customers is to develop new therapies to address some of the world’s worst diseases.  These large Pharmaceutical companies come to organizations like ours to use medical imaging technologies like to tell them if patients that are participating in their clinical trials are responding to these new drugs and if the drugs are working as intended.

We are the premier provider of quantitative image-based solutions to these companies

•	An integrated solution delivered as a series of services that manage the imaging portion of these trials from inception to data submission

•
Highly automated quantitative analysis vs. the conventional qualitative radiologist driven analysis utilized by others in the industry.  Another words using software programs to measure very precisely biological structures and processes in a repeatable fashion with much lower variability than what can be accomplished by radiologists alone. We have a World class customer base, doing business with 12 of the 15 leading pharmaceutical, biotechnology and medical device companies

Slide 9

This next slide outlines some examples of the specific Therapeutic Areas in which we have studies currently underway. As you can see it is very broad ranging from Oncology to Cardiovascular disease along with a group of musculoskeletal areas including Osteo and Rheumatoid Arthritis.  We are able to address this broad set of therapeutic areas because the technology and delivery model that we have developed provides a platform of services that can be delivered to provide structural measurements like 3D volume changes in tumors of patients that have advanced forms of cancer to characterizing plaques in the carotid arteries in subjects showing early stages of coronary disease.

Along with the ability to provide very precise structural measurements we have also pioneered the use of functional imaging measurements where we are for example able to directly measure blood flow reduction in patients undergoing new cancer therapies that are designed to shut off blood flow to tumors eventually killing them from lack of nourishment.  In each of these examples, and others that I haven’t described we are developing and repurposing our technology to directly measure and characterize the response of patients to new therapies in a way that is very different and of higher value to our clients than services delivered by our competition.

Slide 10 (Open Application)

To be effective in this industry and provide the greatest value to our clients we have to be global.  These studies are not just conducted in one region or one continent they are worldwide.  Our site management group is responsible for recruiting, training, and receiving imaging data from these countries on a timely basis as outlined in the study protocol.  As you can imagine with time zone, cultural, and language challenges this is no small task.  This map depicts those areas around the world where we currently have studies underway.  As you can see we are truly global!

Slide 11

Now let me move the discussion to some remarks about the competitive environment we operate within.

Slide 12

While we have a very strong technology based value proposition as you can see in this slide we are up against some much larger more established companies with very good reputations in and of themselves. As such we need to compete with a highly differentiated value proposition that we can defend.

Slide 13

This slide depicts the competitive landscape across two dimensions.  One in which most of our larger competitors operate within on the horizontal axis which is designed around organizational scale i.e.; the ability to receive and manage large quantities of information and utilizing radiologists to provide manual qualitative assessments which have historically been the predominant requirements.

On the vertical axis is the dimension of scientific capability.  This is an area we have pioneered with our technology.  It is an area shared with research groups the like of MD Anderson and the Cleveland Clinic.

We believe we have created a highly differentiated position by providing operational scale AND very scientifically advanced analysis.  Based on the growth we have seen in the last couple of years we believe this is exactly the right position for us to attain.

Slide 14

In concluding this section on competition I thought I would replay a comment I received from the CEO of one of our competitors who told me that

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“You must be very proud of your team and the financial performance you have delivered in 2009.  While our business and others like us have been flat to declining due to the global business slowdown you (VirtualScopics) have seen significant growth!”

Slide 15

Now let me talk more specifically about the company we have become.

Slide 16

At the heart of the company our core competencies are

•	our ability to very accurately and precisely quantify change in biological structures

•	To manage and process very large quantities of information quickly and efficiently

Exactly the competitive positioning we described earlier.

Slide 17

For us to provide this solution we need to bring a key set of disciplines together within the company with full time staff.  This includes imaging scientists, MD’s, and Software professionals working together as an integrated team.  We believe this is a key difference between ourselves and our competitors who tend to utilize consultants or purchase technology externally.

Slide 18

Our operational strategy may appear somewhat simplistic but declares some very important objectives to

•	Align our operations to achieve both company and customer requirements

•	Invest in the capabilities of our employees

•	Deploy Lean principles and Six Sigma tools as our methodology to:

o	Scale operations efficiently

o	Enable flexibility and rapid response to changing customer priorities

Slide 19

Lean has enabled us to become a very efficient predictable organization by implementing processes like

•
Committing to a monthly schedule while managing and tracking to a daily schedule.  If you can’t consistently plan and achieve each day you will not be able to consistently meet your monthly commitments!

•	By Tracking and monitoring performance metrics as confirmation of progress

•	Ultimately scaling our operations to efficiently add capacity when required

Slide 20

Leading to the delivery of what we believe to be the only written service guarantee we have found in our industry which essentially says that if our analysis is late or of poor quality it is free.

This has been very impactful to new clients who are looking for a provider who is aligned with their interests.  Our ability to offer this is a direct result of the maturing of our processes and the commitment of our people.

Slide 21

Now let me move to our customers.

Slide 22

The growth we are seeing as a company is a direct confirmation of the quality of the work we are doing and the confidence our clients have in our ability to meet or exceed their needs.

The most visible example of this is our project backlog of contracted and awarded studies which stands at $41,000,000 and represents

•	29 Customers

•	Approximately 135 individual projects

•	Representing 7 disease areas

•	With both Animal and human studies

•	Truly broad based and built upon a solid foundation!

Slide 23

Not only has our backlog  increased significantly but the profile of these projects has also changed to one that is more heavily weighted by late phase studies with now greater than 50% of our experience being Phase II and Phase III studies. A further indication of the evolution of the company from purely scientific to one of growing operational capability.

Slide 24

I would like to conclude my remarks from a customer perspective with some quotes from 3 of our clients.  Due to confidentiality reasons we have to keep the companies and the individuals anonymous.

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Customer #1 seeing potentially interesting findings in a Phase I study asked VS to quickly analyze certain subjects to see if imaging was showing favorable results. VS quickly turned around analysis and as a result drug was expedited into Phase II and showing strong response.

Customer Comment: “Only VS could have provided us this information as quickly and as reliably as they did.”

•
Customer #2 -Company wanted to determine efficacy before moving two drugs into Phase II. Asked VS to perform analysis on 12 of the 200 subjects. Our analysis with only 6 subjects showed strong response with 1 drug and no response with another.

Customer Comment: “We spent a significant amount of money and time determining in 200 patients what VS determined in 12.”

•
Customer #3 -European company has exciting compound they believe will be impactful in Osteoarthritis.  An early phase study run as a precursor to a much larger late phase study included multiple organizations that were managed by VS to successfully complete the study.

Customer comment: “Your flexibility is one of the great strengths of the company.  You always end up with many different parties in a study like this and you manage them very well.”

Slide 28(3 slides hidden due to build)

This sampling of comments from our customers goes a long way towards validating our value proposition to the drug and device development industry of enabling our clients to run studies with a:

•	Reduced number of subjects

•	In an accelerated time to market

•	With better information for Go-No Go Decisions

Slide 29

Turning to the Rochester Community

Slide 30

We all know quite vividly the employment and economic situation in Rochester is one that for years was dominated by a handful of very large employers to one that now requires many much smaller companies to be successful.  We have been pointed to as one of the proof points for this as we are a:

•	Technology Spin Off from the University of Rochester

•	We have exhibited high growth

•	We have prominent international customers

•	We have crossed the very difficult chasm to profitability

•	And we are providing liquidity to investors

A very difficult combination to achieve and one for which we are very proud of.

Slide 31

From an employment perspective we are now up to 76 Employees a 50 increase over 2009.  We are very pleased with the diversity of our team from an age and years of service perspective with a good mix of people young in their careers along with mature individuals with diverse experiences and backgrounds to offer.

Slide 32

I would like to end this section on our community with a comment made to me by 2 local business leaders…one within the venture community and the other a senior leader within the University of Rochester.

While it is important for VirtualScopics to be successful for investors it is more important for VirtualScopics to be successful for Rochester!

Slide 33

The last but certainly not the least important public is one focused on our investors.  I would like to ask Molly now to come forward and review for you our financial performance, an update on our entry to personalized medicine, and some comments on our strategy going forward which are very important components to the current and future value of the company.

Slide 34:

HENDERSON:

Slide 35

Thanks Jeff. My comments today will start with a historical view of the company’s financial performance followed by a discussion on the personalized medicine, or companion diagnostic product, and I’ll wrap up my comments with a discussion on our strategy, including our mission and vision for the future.

Slide 36

Starting with our 2009 results. At the beginning of last year, we provided guidance to you, our stockholders, that we anticipated generating $9-10 million in revenues; have a gross margin of 50% and be cashflow breakeven. In February of this year, we were pleased to report that our 2009 results exceeded each of our stated targets. Our revenues exceeded $10 million which was a 45% increase over prior year. Our gross profit hit a record annual high of 54% and we generated over $1 million in cash. 2009 proved to be a challenging year for many companies, therefore, we were even more gratified by our solid financial performance. As reported in our 2009 full year cash flow statement, we generated $1.8 million in cash from operating activities, as compared to cash used of $850,000 in 2008. This significant improvement of $2.7 million in our cash position over just a 12 month period, positioned us very well as we headed into this year.

Slide 37

The chart on the left shows the annual revenues over the past 5 years. Our quarterly revenues are now approaching the amount we recognized on an annual basis only 4 years ago. The significant increase in our revenues is a reflection of the company’s strategic initiatives and demonstrated capabilities to handle not just the image analysis portion of clinical trials but the full array of data management coordination necessary within clinical trials, from site qualification to regulatory submission. The ability to coordinate all aspects of imaging studies along with our strong imaging expertise and technically-based operating platform are the main drivers to our success and the increase in demand from new and existing customers.

Due to our system-based operating platform, we are able to demonstrate strong economies of scale within our business, as evidenced by our 81% increase in our 2009 full-year gross profit. Many of the investments that we made between 2006-2008 positioned us to be able to attack the broader market that we service today. As evidenced by our strong operating margins, the model that we’ve created is both scalable and efficient. Likewise, we continue to make investments in our operating platform to gain efficiencies and get the critical information that we provide in the hands of our customers sooner enabling swift and confident decision making for their drug development.

Slide 38

Equally important, if not more, than revenue and margin, is cash. This slide shows the amount of cash used and generated, as in the case in 2009, from operations (which we define as Adjusted EBITDA) over the past five years.  The several years of cash burn prior to 2009 were largely a result of the necessary investments needed to develop the capabilities, including the required regulatory environment, to capitalize on the broader imaging in clinical trial market. Therefore, although these look like years of loss, they were essential in building the framework of the profitable company we are today.

Slide 39

The best view into our future revenue stream is our project balance, otherwise known as backlog in the industry. Due to the nature of the market we serve, the majority of our projects span over many years, therefore, resulting in a significant amount of backlog that’s remaining to be earned. The project timing and when revenue is recognized is largely dictated by each study protocol and structured based on the nature of the compound and disease area and therefore, not something we necessarily control. The average remaining life of our last reported backlog of $41 million is about 3 years, again, giving us good visibility into next several years of revenue generation. Impacting our backlog is possible cancellations, however, our historical cancellation rate has been less than 5% per year on a historical note.  Since our inception we have performed work for over 270 projects accumulating to over $80 million in project value.

Slide 40

My last slide relating to our financials is the guidance we provided for 2010. We are targeting revenues of $13 million, representing an over 30% increase in recurring revenues from 2009. Based on the service mix we are anticipating, our estimate for gross margin for 2010 is 50% and Adjusted EBITDA of $1.5 million. As released two weeks ago, we had a strong first quarter, we posted a revenue increase of 44%, 60% on a recurring revenue basis, as compared to the first quarter of 2009. Our gross profit increased 43% and we posted a 10x improvement in Adjusted EBITDA, from just 12 months ago. As I’ve mentioned on several quarterly earnings calls Adjusted EBITDA provides a more accurate measure of the company’s profitability and cash generation. This is due to the fact that our reported net income includes a mark to market adjustment for warrants that we issued in connection with the equity raise in 2007.  Beginning last year, EITF 07-05 required us to value these warrants and make a fair market value adjustment every quarter. The way the accounting pronouncement and valuation model works, as our stock price increases we will report a loss, as our stock price declines, we will report a gain on our statement of operations. Due to this, we don’t feel net income reflects the operating performance of the company, whereas Adjusted EBITDA does. We will continue to report Adjusted EBITDA throughout 2010 to provide you with a measure of how we assess the business internally.

The Adjusted EBITDA target we set for 2010 of $1.5 million includes the investment in our personalize medicine application which will be the next focus of my discussion.

Slide 41

Currently, the only effective way to determine whether a cancer patient is responding to an anti-angiogenic therapy is to do a baseline CT scan and a follow up CT scan after 2 months and look for a change in the size of the tumor. The mechanism of action of anti-angiogenic therapies’ is to restrict blood flow and vascular permeability within tumors, as blood flow is often the nutrient source for tumors to metastasize, but unfortunately these compounds are only effective in 30% or less of the population. And, considering that most of the patients on anti-angiogenic therapies are late stage cancer patients, having to wait two months to know whether the therapy you are on is impacting your disease can seem like a lifetime.  The VirtualScopics application predicts response after just 48 hours of therapy and uses a contrast enhanced MRI to actually measure blood flow and vascular permeability within the tumors, not just measuring the response after 2 months of the tumors.  Therefore, the use of our application can actually see the change in blood flow and whether the therapy is working. As I’ve communicated in the past, we believe there is a broader application of our blood flow and vascular permeability software technology outside of the clinical trial and drug development market and within the treatment planning market for patients on these types of therapies.

Slide 42

We believe there are several solid value propositions for this technology in three key areas. First the benefits to the Oncologist and ultimately their patients in that they could get early indication of response. If the therapy isn’t showing the desired response, they have time to switch treatment plans and try another therapy. Again, with only a 30% response rate, growing healthcare cost and pressures from insurance providers to minimize unnecessary treatments, drug diagnostic tools are becoming ever more important. Additionally, we believe there is a strong value proposition to the insurance companies. There has been a lot of media attention on the waste inherent in the medical profession due to treating patients with the wrong drugs. Our application would minimize this and provide comfort to the insurance companies and governmental agencies that the dollars spent on these expensive therapies is actually benefiting the patient. And lastly, we believe pharmaceutical companies looking for a competitive advantage can use our technology as a companion diagnostic tool to drive market share to their drug. They can indicate to the Oncologist – why not try my drug, you will know whether it’s working after 2 days, and if it’s not there’s time to try another drug.

Slide 43

At last year’s annual stockholders’ meeting, we had just concluded our early assessment of applying this software-based technology into the broader patient treatment market. Meaning not just being used as a drug efficacy tool in drug development but for any patient on an anti-angiogenic drug across the globe. The anti-angiogenic drug market continues to experience significant growth, Avastin the blockbuster anti-angiogenic drug by Genentech reached nearly $6 billion in annual sales in 2009, representing a 50% growth over 2008. As presented last year, we determined, there is an opportunity and a need in the market for our application, however, the hurdles for full market adoption were significantly higher than within our current business. Specifically, within the regulatory and reimbursement framework and market penetration and acceptance.  I will spend the next few minutes providing an update on each.

Slide 44

Last year, I indicated that due to the uniqueness of this type of treatment support software in the eyes of the FDA; the changing landscape of healthcare; and the relatively limited amount of current anti-angiogenic drugs on the market (there are currently 8) we’ll be taking a staged approach in positioning ourselves within this market. We felt a staged approach was prudent in order to not invest wastefully in the absence of a full perspective of all the factors and requirements impacting market adoption along with the changing landscape of healthcare.

A year ago at this time we had concluded our assessment on the product concept, and had completed a portion of our Phase I work.

Slide 45

During the third quarter last year, we completed our Phase I assessment which included researching competing technologies, market forces, financial implications, reimbursement dynamics and most importantly regulatory barriers, and after consideration and a solid understanding of these areas we began Phase II of our market strategy.

Slide 46

Phase II largely centered around our strategy with the FDA and our commercialization strategy. As such, during the late third quarter and fourth quarter of last year we began our positioning with the FDA. We engaged them in early dialogue and then requested a pre-IDE meeting to confirm much of our positioning and approach and get an early feedback from the agency on their position. As such we formally submitted our pre-IDE package late last year and received their comments in the first quarter of this year. As I mentioned on our Q1 earnings call two weeks ago, in their letter to us, the FDA indicated that they would require independent trials be run, with each anti-angiogenic compound, to demonstrate how our technology predicts response within each compound. As you can imagine, their suggested approach could be time consuming and expensive. Considering this is our first set of dialogues with the FDA we are hopeful that with the right positioning and communications with the FDA we can group the compounds by like properties and thereby limit the amount of independent trials necessary. As many of you may be aware, the FDA has been under significant scrutiny, in particular the medical device group and as such, they have begun to modify the requirements pertaining to 510k filings, which is the FDA’s codification for medical device (including software) approvals which have demonstrated to be as safe and as effective as current products on the market. They are also indicating the possibility of rescinding previously approved 510k’s that don’t meet the current guidelines. Due to the many changes within the FDA, including the influx of new novel approaches to drug diagnosis (like us and genomic markers) we believe their position is likely to continue to evolve and we are apt to see variations in their position until there are more definitive guidelines. Therefore, our approach will be to continue the dialogue with the FDA in support of our application and as such we’ve hired highly regarded regulatory consultants to assist us with our positioning. I believe their input will prove to be valuable and between their FDA experience and our knowledge of the application, the result will be a solid regulatory strategy relative to our next set of dialogues.

Slide 47

While we are working through our approach with the FDA another key aspect to effective commercialization is our strategy for market adoption, as such we will continue in our commercialization and regulatory efforts in parallel. In the first quarter of this year we began working with a very highly respected consultant who is deeply familiar with the anti-angiogenesis market and has significant experience in commercializing new molecular diagnostic products. During the first quarter of this year he performed a deep dive into our technology to better understand our application, its utility in the industry and the level of data we’ve collected to support our value proposition. The consultant’s conclusion was that our technology is robust; the supporting data is conclusive; and there is a strong need in the market for this type of companion diagnostic tool to assist with the personalizing of medicine. His biggest perceived hurdle, like us, will be surrounding the regulatory uncertainty and reimbursement pressures.

Slide 48

We are now in Phase III of our strategy to enter this market. With the assistance of the regulatory consultants I believe we will develop the best strategy in working with the FDA, although based on their early comments, a fair level of supporting documentation and evidence will be necessary to achieve our optimal position. From a commercialization perspective, we believe our best approach will be to find a partner that has a mutual benefit in the use of this type of application that we can work with to drive market adoption. We are finalizing a white paper which outlines the technology, market and value proposition and have identified certain groups we will target in the coming months and are looking forward to getting an early response as to the level of interest of these groups. Our consultant has very strong contacts into many of these companies which will allow us to ideally get in front of the appropriate influencers within the organizations.

Additionally, we will begin our determination as to the approach with the insurance companies in order to seek a CPT code for reimbursement, in the absence of a CPT code, market penetration will be limited to only those paying for the service out of their own pockets, therefore, engaging the insurance providers is a critical part of our strategy.

From an operational perspective, we believe the best model for our application will be our current service-based lab model where the images would come to us, likely electronically, we use our software platform to run the analysis and provide the results back to the Oncologist, similar to the way a blood lab operates. Operationally, we don’t see significant investments needed and have the significant benefit of already having operated under this model within our core business where many of the scale and logistical issues have already been identified and remediated.

As we stand today, we will take an opportunistic approach to this market. I continue to believe we can provide a significant benefit within the market, however, regulatory and market forces make me cautiously optimistic. Although impatient by nature, I’m a strong believer in the importance of appropriate and effective positioning to best capitalize on our opportunities. We will not inadvertently invest in an area without a strong view into the returns of those investments.

I will now few minutes discussing our overall corporate strategy.

Slide 49

Near the end of last year, we embarked on a process to further define and document our corporate strategy. The objective was to collectively determine what we, the management group of VirtualScopics, consider our best strategy for success and ultimately how we will define and measure our success. The sessions were comprehensive and insightful. We took a hard look at our strengths, weaknesses, opportunities and threats, including our value proposition, competitive advantages and industry dynamics. For competitive reasons, I will not get into specifics of our discussions, however, what I will spend a few minutes on the value of what emerged from those discussions. Largely being our mission and vision. Overwhelmingly the management group of VirtualScopics felt our purpose, as supported by our strengths and opportunities, can have a significant impact of helping pharmaceutical and medical device companies cure some of the world’s horrific diseases. Our sessions resulted in what I believe is a powerful and important mission of the company. Although simple in words, I believe our mission is powerful in meaning.

Slide 50

Ultimately, our mission is to improve the lives of those impacted by disease and disability. We feel this embodies who we are and our purpose. On a personal note, this past November, VirtualScopics unfortunately was impacted by the passing of a colleague and friend. Joerg Battermann was a 43 year old, soft-spoken kind-hearted software developer for VS for nearly 5 years before his cancer diagnosis. He had been through many rounds of chemotherapy, in fact, we were told that he received the highest dosing of chemotherapy within Rochester in his effort to fight the disease. On a beautiful late Fall afternoon, a colleague and I visited Joerg. Joerg was unable to communicate with us but from what we were told by those closest to him, his mood change to one of calmness during the time we spent with him. 45 minutes after we left, I received the call that he had passed away. For those of you that share a similar experience, know how dreadful cancer can be. It is unfair and unkind. And, although Joerg’s passing took a toll on the hearts of our employees, we are even more passionate about our mission to improve the lives of those impacted by disease.

Slide 51

Our mission is our goal, our vision is the framework for succeeding. Therefore, our vision is to provide our customers with:

•	World-class expertise

•	Reliable and real-time information in the support of confident decision making

•	A flexible, efficient and high-quality operating platform

•	Scientific and operational excellence focused on collaboration and responsiveness

•	And, employees that work in an environment that inspires them to be the best

We believe, if we adhere to these principles, coupled with our underlying software technology, we will lead the medical imaging industry. By being a leader with demonstrated profitability in an industry with a market size of over ½ billion, we believe significant opportunities exist for VirtualScopics’ and success is at our fingertips.

Slide 52

 Without getting too detailed, a few of our strategic initiatives center around getting the critical information that we hold into the hands of our customers as quick as possible. An aspect of achieving this is real-time access and reporting for our customers. We are in the process of developing this capability and are also in discussions for other channeling and partnership opportunities. In addition to operating capabilities, we are also focusing our attention on the broader global market in order to better serve our customers and further penetrate the market on an international level. Over 35% of our first quarter 2010 revenues were generated from companies outside the US. We recognize the uniqueness and importance of servicing our customers on a global basis and are working on increasing our international presence.

While focusing on enhanced access and reporting for our customers and globalization we will also further our approach into the personalized medicine market as I spoke of early in my presentation in order to best capitalize on the opportunities.

My last slides will summarize our position relative to the public financial markets.

Slide 53

Our stock price rose 100% from the start of 2009 until the end of 2009. What I consider equally, if not more important, is stock volume. Over the past 12 months our stock volume has increased over 400% and over 550% in just the last six months. We believe much of the volume growth is driven by our solid financial results and investor relations efforts to further showcase our company to the investing community. The investor relations efforts include presenting at leading healthcare conferences, including Jeff’s presentation at the MDB Capital conference in San Francisco and my presentation at the Rodman & Renshaw Healthcare conference in London this month. These conferences along with frequent 1:1 meetings with fund managers and research analysts provide us the opportunity to educate the investing community on our results and vision for the future. We are confident it’s these efforts that are helping increase the awareness of VirtualScopics and resulting in a greater number of institutional buyers in the stock.  Additionally, this month MDB Capital initiated coverage on our stock, we’re happy that MDB and others like them are taking an interest in our company and look forward to further disseminating our message to the investing community.  Especially in light of our strong financial results.

Slide 54

The two largest stockholders in VSCP are Loeb and the University of Rochester. GE and Pfizer continue to hold their investment and we have approximately 15 million shares in the float. On a fully diluted basis we have 39 million shares outstanding and our market cap is $32 million. We do not anticipate another equity raise to support our current operations. If the personalized medicine market shows significant promise we will consider raising capital to support leveraging the opportunities of that market, however, we will only do so on terms which we feel are favorable to us.

Slide 55

Lastly, 10 years ago VirtualScopics was an idea of what could become of medical imaging. Today VirtualScopics is a reality.

We are a profitable company, publicly traded on Nasdaq, working with the world’s largest pharmaceutical companies, helping get the right drugs to market sooner. And, most importantly, impacting the lives of those impacted by disease and disability.

On behalf of the employees of VirtualScopics, thank you for your investment in us and taking the time to hear about our progress and vision for the future. I will now open the meeting for questions. Anyone who has a question please state your name and whether you are a shareholder and then your question.